Exhibit 99.1

Gladstone Commercial Corporation Announces Offering of Series D Redeemable Perpetual Preferred Stock

McLean, VA, May 16, 2016: Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced that it plans to sell shares of its newly designated Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) in a registered direct placement.

The Company intends to use the net proceeds from this offering to redeem all outstanding shares of its 7.125% Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”) with any remaining proceeds to redeem up to all of its 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), up to all of its 7.5% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and, to pay down its credit facility and for other general corporate purposes. All preferred stock redemptions will be contingent upon the closing of its Series D Preferred Stock offering.

CSCA Capital Advisors, LLC is acting as placement agent and Weeden & Co. LLP is serving as settlement agent for the transaction.

A shelf registration statement relating to the securities in this offering has been filed previously with the Securities and Exchange Commission (the “SEC”) and is effective. Any offer of the securities will be made exclusively by means of a prospectus supplement and accompanying prospectus. Prospective investors should read the preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of the securities. Copies of these documents may be obtained by contacting CSCA Capital Advisors, 800 Third Avenue, New York, New York 10022, by phone at 212-446-9177, or by fax at 212-446-9181.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 99 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the offering and the redemptions. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

SOURCE: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5878.